Exhibit 5.1

[AIR TRANSPORT SERVICES GROUP, INC. LETTERHEAD]

May 31, 2017

Board of Directors

Air Transport Services Group, Inc.

145 Hunter Drive

Wilmington, Ohio 45177

Re: Registration Statement on Form S-3

Gentlemen:

I have acted as counsel to Air Transport Services Group, Inc., a Delaware corporation (the “Company”), in connection with the Company’s automatic shelf registration statement on Form S-3 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance and sale from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of shares of common stock, par value $.01 per share, of the Company (the “Common Stock”). The Registration Statement also relates to the sale of the Common Stock from time to time by certain stockholders of the Company to be named in a prospectus supplement (the “Selling Stockholders”), pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act (the “Secondary Shares”).

In connection with rendering this opinion, I have examined, to the extent deemed necessary, originals or copies of: (a) the Registration Statement; (b) the Company’s certificate of incorporation, as currently in effect (the “Certificate”); (c) the Company’s by-laws, as currently in effect (the “By-Laws”); (d) certain resolutions of the Board of Directors of the Company relating to the Registration Statement; and (e) certain other corporate records of the Company. I have also relied upon such oral or written statements and representations of the officers of the Company as I have deemed relevant as a basis for these opinions.

In my examination of the aforesaid records and documents, I have assumed, without independent investigation, the authenticity of all records and documents examined by me, the correctness of the information contained in all records and documents examined, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authority of all individuals entering and maintaining records, and the conformity to authentic originals of all items submitted as copies (whether certified, conformed, photo static or by other electronic means) of records and documents.

I have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, I have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to my knowledge concerning such facts should be drawn.

In addition, I have assumed that, with respect to the issuance of any Common Stock by the Company, (i) the terms of the Common Stock will have been established so as not to violate, conflict with or constitute a default under (a) any agreement or instrument to which the Company or its properties are subject, (b) any law, rule or regulation to which the Company or its properties is subject, (c) any judicial or regulatory order or decree of any governmental authority or (d) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority; (ii) an appropriate prospectus supplement with respect to the Common Stock has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder; (iii) if the Common Stock is to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Common Stock has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Board of Directors of the Company, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Common Stock and related matters; (v) terms of the issuance and sale of the Common Stock have been duly established and are then in conformity with the Certificate and Bylaws so as not to violate any applicable law, the Certificate or Bylaws; (vi) if certificated, certificates in the form required under Delaware corporate law representing the shares of Common Stock are duly executed and countersigned; (vii) the shares of Common Stock are registered in the Company’s share registry and delivered upon payment of the agreed-upon consideration therefore; and (viii) the consideration paid for such Common Stock is not less than $0.01 per share.

1. With respect to the issuance of Common Stock by the Company, when issued and sold in accordance with the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding agreement, will be validly issued, fully paid and nonassessable.

2. With respect to any Secondary Shares to be offered by the Selling Stockholders, such Secondary Shares were validly issued and are fully paid and nonassessable.

These opinions are based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and I assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me therein. By giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

Sincerely,

/s/ W. Joseph Payne

W. Joseph Payne
Chief Legal Officer and Secretary